Exhibit 10.1
LEASE AGREEMENT AMENDMENT NUMBER 1
     This Lease Agreement Amendment Number 1 (“Amendment”) is made as of August 23, 2005 by and between W B & H INVESTMENTS (“Lessor”), a Utah limited partnership. and WIRTHLIN WORLDWIDE, LLC (“Lessee”), a Delaware limited liability company and successor by name change and merger to Decima Research.
     This Amendment is made to the Lease Agreement (“Lease”) between Lessor and Lessee dated September 15, 1985, and is effective as of September 1, 2005.

1. Section 3 of the Lease is hereby amended to read in its entirety as follows:

3. Term. The term of this lease agreement shall be for a period of one (1) year commencing September 1, 2005 and ending on August 31, 2006.

2. Section 4 of the Lease is hereby amended to read in its entirety as follows:

4. Option to Extend Lease Period. It shall be the option of the Lessee to extend this lease agreement for up to two additional term or terms of one (1) year each. Unless specific notice is received by Lessor from the Lessee at least 120 days prior to the end of the term of this lease (or, if applicable, any renewal term), stating the Lessee’s intention to renew this lease for an additional one-year term upon the completion of the term or renewal term then in effect, this lease agreement shall terminate at the end of the applicable term or renewal term.

3. Lessor and Lessee acknowledge that the rent for the period commencing September 1, 2005, pursuant to Sections 1 and 2 of the Lease, is $150,444 per annum through and including December 31, 2005, and thereafter adjusted as provided in Section 2 of the Lease (including adjustments on January 1 of renewal periods, if any).

4. Lessor and Lessee acknowledge that Lessee’s Proportionate Share of excess Operating Expenses shall be calculated and paid as provided in Section 5 of the Lease.

5. The address for notices to Lessee in Section 22 of the Lease is hereby changed to: Wirthlin Worldwide, LLC, c/o Harris Interactive Inc., 135 Corporate Woods, Rochester, New York 14623, Attention Chief Financial Officer, or such other place as the Lessee may from time to time advise the Lessor in writing. The address for notices to Lessor in Section 22 of the Lease is hereby changed to: WB&H Investments, LP, c/o Doug Grant, Grant & Grant, 420 East South Temple, #450, Salt Lake City, UT 84111, with copy to: Joel White, WB&H Investments, LP, P.O. Box 8158, Reston, VA 20195, or such other place as the Lessor may from time to time advise the Lessee in writing.

6.	All other terms and conditions of the Lease remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties have cause this Amendment to be executed by their duly authorized representatives as of the date first above written.
[Signature Pages Follow]

Lessor:
W B & H INVESTMENTS
A Utah Limited Partnership

By:	/s/ Richard B. Wirthlin Richard B. Wirthlin Its General Partner

Lessee:
WIRTHLIN WORLDWIDE, LLC
A Delaware Limited Liability Company

By:	/s/ Frank J. Connolly, Jr. Frank J. Connolly, Jr. Its Executive Vice President and Chief Financial Officer